As filed with the Securities and Exchange Commission on June 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENABLE MIDSTREAM PARTNERS, LP*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	72-1252419
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Leadership Square

211 North Robinson Avenue

Suite 150

Oklahoma City, Oklahoma 73102

(405) 525-7788

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark C. Schroeder

General Counsel

1111 Louisiana Street

Houston, Texas 77002

(713) 207-1111

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gerald M. Spedale

Baker Botts L.L.P.

910 Louisiana St.

Houston, TX 77002

(713) 229-1234

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

* See table of additional registrant guarantor.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.400% Senior Notes due 2019	$500,000,000	100%	$500,000,000	$58,100
Guarantee of 2.400% Senior Notes due 2019	—	—	—	— (2)
3.900% Senior Notes due 2024	$600,000,000	100%	$600,000,000	$69,720
Guarantee of 3.900% Senior Notes due 2024	—	—	—	— (2)
5.000% Senior Notes due 2044	$550,000,000	100%	$550,000,000	$63,910

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTOR

Exact Name of Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Identification No.
CenterPoint Energy Resources Corp.	Delaware	76-0511406

*	The address and telephone number of the Registrant Guarantor’s principal executive office is: 1111 Louisiana, Houston, Texas 77002; (713) 207-1111.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2015

Enable Midstream Partners, LP

Offer to Exchange

$500,000,000 aggregate principal amount of 2.400% Senior Notes due 2019*

for

$500,000,000 aggregate principal amount of 2.400% Senior Notes due 2019*

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

Offer to Exchange

$600,000,000 aggregate principal amount of 3.900% Senior Notes due 2024*

for

$600,000,000 aggregate principal amount of 3.900% Senior Notes due 2024*

that have been registered under the Securities Act

Offer to Exchange

$550,000,000 aggregate principal amount of 5.000% Senior Notes due 2044 for

$550,000,000 aggregate principal amount of 5.000% Senior Notes due 2044 that have been registered under the Securities Act

*guaranteed to the extent set forth herein by CenterPoint Energy Resources Corp.

The Exchange Offer for each series will expire at 5:00 p.m.,

New York City time, on                     , 2015, unless extended with respect to any or all series

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (i) up to $500,000,000 aggregate principal amount of our outstanding 2.400% senior notes due 2019 (CUSIP No. 292480AA8) (the “outstanding 2019 notes”) for a like principal amount of our 2.400% senior notes due 2019 (CUSIP No. 292480AG5) that have been registered under the Securities Act (the “2019 exchange notes”), (ii) up to $600,000,000 aggregate principal amount of our outstanding 3.900% senior notes due 2024 (CUSIP No. 292480AC4) (the “outstanding 2024 notes”) for a like principal amount of our 3.900% senior notes due 2024 (CUSIP No. 292480AH3) that have been registered under the Securities Act (the “2024 exchange notes”) and (iii) up to $550,000,000 aggregate principal amount of our outstanding 5.000% senior notes due 2044 (CUSIP No. 292480AE0) (the “outstanding 2044 notes” and, together with the outstanding 2019 notes and the outstanding 2024 notes, the “outstanding notes”) for a like principal amount of our 5.000% senior notes due 2044 (CUSIP No. 292480AJ9) that have been registered under the Securities Act (the “2044 exchange notes” and, together with the 2019 exchange notes and the 2024 exchange notes, the “exchange notes”). We refer to these offers collectively as the “exchange offer”. When we use the term “notes” in this prospectus, the term includes the outstanding notes and the exchange notes unless otherwise indicated or the context otherwise requires. The terms of the exchange offer are summarized below and are more fully described in this prospectus. The total principal amounts of $500,000,000 of the outstanding 2019 notes, $600,000,000 of the outstanding 2024 notes and $550,000,000 of the outstanding 2044 notes were issued on May 27, 2014.

The terms of the exchange offer are as follows:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your outstanding notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	Outstanding notes may be exchanged for exchange notes of the corresponding series only in minimum denominations of $2,000 and integral multiples of $1,000.

•	The exchange offer for each series will expire at 5:00 p.m., New York City time, on , 2015, unless we extend the offer. We may extend the expiration date for the exchange offer for each series of the outstanding notes independently. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the previously scheduled expiration of the exchange offer. You may withdraw any outstanding notes tendered until the expiration of the exchange offer.

•	We believe that the exchange of outstanding notes for exchange notes of the corresponding series should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	The exchange notes will be issued under the same indenture as the outstanding notes.

•	The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes of the corresponding series, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes and (iii) the exchange notes will not contain provisions relating to additional interest relating to our registration obligations.

Each holder of outstanding notes wishing to accept the applicable exchange offer must effect a tender of outstanding notes by book-entry transfer into the account of U.S. Bank National Association (the “exchange agent”) at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section of this prospectus entitled “The Exchange Offer.”

Broker-dealers:

•	Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

•	Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of up to 180 days after the date the registration statement containing this prospectus is declared effective, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

The exchange notes will not be listed on the New York Stock Exchange or any other securities exchange.

For a discussion of factors you should consider in determining whether to tender your outstanding notes, see the information under “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

i

ABOUT THIS PROSPECTUS

The terms “we,” “us,” “our,” “partnership,” and “Enable” refer to Enable Midstream Partners, LP, a Delaware limited partnership, and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.

We have not authorized anyone to give any information or to make any representations concerning the exchange offer except that which is in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

We are required to file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

We have filed a registration statement on Form S-4 with respect to the exchange notes with the Securities and Exchange Commission. This prospectus, which forms part of such registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Avenue

Suite 150

Oklahoma City, Oklahoma 73102

Attention: Investor Relations

(405) 558-4600

If you would like to request copies of these documents, please do so by                     , 2015 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements, including in the sections entitled “Summary” and “Risk Factors.” Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, these forward-looking statements include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, including the documents incorporated by reference in this prospectus. Those risk factors and other factors noted throughout this prospectus, including the documents incorporated by reference in this prospectus, could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply and demand for natural gas, NGLs, crude oil and midstream services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	operating hazards and other risks incidental to transporting, storing and gathering natural gas, NGLs, crude oil and midstream products;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices;

•	the suspension, reduction or termination of our customers’ obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, or third-party facilities on which our business is dependent;

•	the effects of future litigation; and

•	other factors set forth in this prospectus and our other filings with the SEC.

Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. It is included for convenience only and should not be considered complete. For a more complete understanding, you should read the entire prospectus carefully, particularly the discussion set forth under “Risk Factors,” the accompanying letter of transmittal and the documents incorporated by reference herein. This summary is qualified in its entirety by the more detailed information contained elsewhere in this prospectus, including the documents incorporated by reference herein, which should be read in its entirety.

Our Company

We are a large-scale, growth-oriented publicly traded Delaware limited partnership formed to own, operate and develop strategically located natural gas and crude oil infrastructure assets. We serve current and emerging production areas in the United States, including several unconventional shale resource plays and local and regional end-user markets in the United States. Our assets and operations are organized into two reportable segments: (i) gathering and processing, which primarily provides natural gas gathering, processing and fractionation services and crude oil gathering for our producer customers, and (ii) transportation and storage, which provides interstate and intrastate natural gas pipeline transportation and storage service primarily to natural gas producers, utilities and industrial customers.

Our executive offices are located at One Leadership Square, 211 North Robinson Avenue, Suite 150, Oklahoma City, Oklahoma 73102, and our telephone number is (405) 525-7788.

Our website address is www.enablemidstream.com. Documents and information on our website are not incorporated by reference in this report. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed with or furnished to the SEC are available, free of charge, on our website soon after we file or furnish such material.

CenterPoint Energy Resources Corp.

CenterPoint Energy Resources Corp. (“CERC”) owns and operates natural gas distribution systems in six states. CERC also offers variable and fixed-price physical natural gas supplies primarily to commercial and industrial customers and gas utilities. As of March 31, 2015, CERC also owned approximately 55.4% of the limited partner interests in us. CERC is an indirect wholly owned subsidiary of CenterPoint Energy, Inc., a public utility holding company.

The Exchange Offer

On May 27, 2014, we completed a private offering of $500 million aggregate principal amount of 2.400% Senior Notes due 2019, $600 million aggregate principal amount of 3.900% Senior Notes due 2024 and $550 million aggregate principal amount of 5.000% Senior Notes due 2044, the outstanding notes to which the exchange offer applies. In connection with the offering of the outstanding notes, we entered into a registration rights agreement that requires us to use our commercially reasonable efforts to consummate this exchange offer within 500 days after May 27, 2014. The summary below describes the principal terms and conditions of the exchange offer. The term “notes” as used in this section means the exchange notes and the outstanding notes, in each case outstanding at any given time.

Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer	We are offering to exchange

•	up to $500 million aggregate principal amount of our outstanding 2019 notes for an equal amount of our 2019 exchange notes;

•	up to $600 million aggregate principal amount of our outstanding 2024 notes for an equal amount of our 2024 exchange notes; and

•	up to $550 million aggregate principal amount of our outstanding 2044 notes for an equal amount of our 2044 exchange notes.

The form and terms of the exchange notes are identical in all material respects to the corresponding series of outstanding notes. The exchange notes, however, have been registered under the Securities Act and will not contain transfer restrictions and registration rights applicable to the outstanding notes.

To exchange your outstanding notes, you must properly tender them, and we must accept them. We will accept and exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•	you are not an “affiliate” of ours or, with respect to the outstanding 2019 notes and the outstanding 2024 notes, CERC, within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes are permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, during the period ending 180 days after the date the registration statement containing this prospectus is declared effective, subject to extension in limited circumstances, or such shorter period as will terminate when broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will use commercially reasonable efforts to keep the exchange offer registration statement effective and will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Expiration Date	The exchange offer for each series of the outstanding notes will expire at 5:00 p.m., New York City time, on , 2015, unless we extend the expiration date. We may extend the expiration date for the exchange offer for each series of the outstanding notes independently.

Accrued Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes. Any outstanding notes not tendered will remain outstanding and continue to accrue interest (but not additional interest) according to their terms.

Conditions	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. The exchange offer for each series of outstanding notes is not conditioned upon holders tendering a minimum principal amount of outstanding notes of such series or upon consummation of the exchange offer for outstanding notes of any other series. If we materially change the terms of the exchange offer, we will extend the exchange offer as required by law. See “The Exchange Offer—Terms of the Exchange Offer” and “—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	Each holder of outstanding notes that wishes to tender its outstanding notes must either:

•

complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the outstanding notes), to the exchange agent; or

•	if outstanding notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with The Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

•	comply with the procedures set forth below under “Guaranteed Delivery Procedures.”

Holders of outstanding notes that tender outstanding notes in the exchange offer must represent that the following are true:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•	the holder is not an “affiliate” of us or, with respect to the outstanding 2019 notes and the outstanding 2024 notes, CERC, within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing outstanding notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of outstanding notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors—There are significant consequences if you fail to exchange your outstanding notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Outstanding Notes	If:

•	you beneficially own outstanding notes;

•	those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

•	you wish to tender your outstanding notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures	If you hold outstanding notes in certificated form or if you own outstanding notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those outstanding notes but:

•	your outstanding notes are not immediately available;

•	time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

•	you cannot complete the procedure for book-entry transfer on time,

you may tender your outstanding notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Outstanding Notes—Guaranteed Delivery.”

Withdrawal Rights	You may withdraw your tender of outstanding notes under the exchange offer at any time before 5:00 p.m. New York City time on the date the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Effect on Holders of Outstanding Notes	As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no additional interest payable under the registration rights agreement if outstanding notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your outstanding notes, your outstanding notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances, and additional interest will not be payable. Existing transfer restrictions would continue to apply to the outstanding notes. Holders of exchange notes of a series will vote together with holders of outstanding notes of such series not exchanged on all matters on which the holders of such exchange notes or such outstanding notes are entitled to vote.

Any trading market for the outstanding notes could be adversely affected if some but not all of the outstanding notes are tendered and accepted in the exchange offer.

Accounting Treatment	The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be charged to operations and maintenance expense on the Consolidated Statements of Income as incurred.

Material United States Federal Income Tax Considerations	Your exchange of outstanding notes for exchange notes should not be treated as a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the corresponding series of outstanding notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the outstanding notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the outstanding notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Enable Midstream Partners, LP.

Notes Offered	Up to $500,000,000 aggregate principal amount of 2019 exchange notes. An aggregate principal amount of $500,000,000 of outstanding 2019 notes was originally issued on May 27, 2014.

Up to $600,000,000 aggregate principal amount of 2024 exchange notes. An aggregate principal amount of $600,000,000 of outstanding 2024 notes was originally issued on May 27, 2014.

Up to $550,000,000 aggregate principal amount of 2044 exchange notes. An aggregate principal amount of $550,000,000 of outstanding 2044 notes was originally issued on May 27, 2014.

Maturity Date	The 2019 exchange notes mature on May 15, 2019.

The 2024 exchange notes mature on May 15, 2024.

The 2044 exchange notes mature on May 15, 2044.

Interest Rate	Interest on the 2019 exchange notes accrues at a rate of 2.400% per annum from the latest date to which interest shall have been paid on the outstanding 2019 notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from May 27, 2014.

Interest on the 2024 exchange notes accrues at a rate of 3.900% per annum from the latest date to which interest shall have been paid on the outstanding 2024 notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from May 27, 2014.

Interest on the 2044 exchange notes accrues at a rate of 5.000% per annum from the latest date to which interest shall have been paid on the outstanding 2044 notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from May 27, 2014.

Interest Payment Dates	May 15 and November 15 of each year, with the next interest payment date being November 15, 2015.

Subordinated Guarantee	CERC guarantees the collection (not payment) of our obligations under the 2019 notes and the 2024 notes, but not the 2044 notes, and our obligations under the indenture with respect to the guaranteed notes on an unsecured subordinated basis, subject to automatic release on May 1, 2016. CERC’s obligations under the subordinated guarantee of collection are those of a secondary obligor, and not as primary obligor, and are dependent in all respects upon the trustee first pursuing and exhausting all rights and remedies against us to collect payment upon our obligations under the guaranteed notes and the indenture. See “Description of Subordinated Guarantee of Collection.”

Ranking	The exchange notes will be:

•	our senior unsecured obligations ranking equally in right of payment with all of our existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility;

•	senior in right of payment to any subordinated indebtedness;

•	effectively junior to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to all debt and other liabilities of our subsidiaries.

As of March 31, 2015, we had:

•	approximately $1.9 billion of long-term debt outstanding, excluding the premiums and discounts on senior notes;

•	$363 million of long-term notes payable-affiliated companies due to a subsidiary of CERC; and

•	approximately $1.0 billion of available capacity under our $1.4 billion revolving credit facility.

Optional Redemption	At any time prior to (a) April 15, 2019, with respect to the 2019 notes, (b) February 15, 2024, with respect to the 2024 notes, and (c) November 15, 2043, with respect to the 2044 notes, we will have the right to redeem the respective series of notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed and

•	the sum of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest on such notes (exclusive of interest accrued to the redemption date) discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, in the case of the 2019 notes, 20 basis points, in the case of the 2024 notes, and 25 basis points, in the case of the 2044 notes, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including such redemption date.

From and after (x) April 15, 2019, with respect to the 2019 notes, (y) February 15, 2024, with respect to the 2024 notes, and (z) November 15, 2043, with respect to the 2044 notes, we will have the right to redeem the respective series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

See “Description of the Exchange Notes—Optional Redemption.”

Certain Covenants	The indenture governing the exchange notes contains certain restrictions, including, among others, limitations on our ability and the ability of our principal subsidiaries to:

•	consolidate, merge or sell all or substantially all of our and our subsidiaries’ assets and properties;

•	create, or permit to be created or to exist, any lien upon any of our or our principal subsidiaries’ principal property, or upon any shares of stock of any principal subsidiary, to secure any debt;

•	enter into certain sale-leaseback transactions.

These covenants are subject to important exceptions and qualifications. See “Description of the Exchange Notes—Certain Covenants.”

No Established Market	There is no existing market for the exchange notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange.

Form and Denomination	The exchange notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of the exchange notes will be available only in book-entry form and will be represented by one or more permanent global notes in fully registered form, without interest coupons, and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC.

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes.

Trustee	U.S. Bank National Association will act as the trustee under the indenture.

Governing Law	The indenture and the exchange notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in this prospectus, before deciding whether to participate in this exchange offer.

RISK FACTORS

Your investment in the exchange notes will involve substantial risks. You should carefully consider the following factors described below and in our most recent Annual Report on Form 10-K, and all other information included in or incorporated by reference into this prospectus, including the financial statements and related notes incorporated by reference into this prospectus, prior to participating in the exchange offer. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of the exchange notes could decline, we could be unable to make interest and principal payments and you may lose all or part of your investment.

Risks Relating to the Exchange Offer

There are significant consequences if you fail to exchange your outstanding notes.

We did not register the outstanding notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the outstanding notes may only be transferred in limited circumstances under applicable securities laws. If you do not exchange your outstanding notes in the exchange offer, you will lose your right to have the outstanding notes registered under the Securities Act, subject to certain limitations. If you continue to hold outstanding notes after the exchange offer, you may be unable to sell the outstanding notes because of the restrictions on transfer and because we expect that there will be fewer outstanding notes, which could result in an illiquid trading market for the outstanding notes. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

You must follow the appropriate procedures to tender your outstanding notes or they will not be exchanged.

The exchange notes will be issued in exchange for the corresponding series of outstanding notes only after timely receipt by the exchange agent of the outstanding notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your outstanding notes in exchange for the corresponding series of exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the outstanding notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.

A broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must deliver a prospectus when it resells the exchange notes and will be required to acknowledge this obligation in connection with participating in this exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks Related to the Exchange Notes

We have substantial debt, which could have a negative impact on our financial position and prevent us from fulfilling our obligations under the exchange notes.

We have a significant amount of debt. As of March 31, 2015, we had:

•	approximately $1.9 billion of long-term debt outstanding, excluding the premiums and discounts on senior notes;

•	$363 million of long-term notes payable-affiliated companies due to a subsidiary of CERC; and

•	approximately $1.0 billion of available capacity under our $1.4 billion revolving credit facility.

Our overall leverage and the terms of our financing arrangements could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to satisfy our obligations under the notes;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and to adjust to changing business and market conditions in the industry in which we operate, and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future investments, capital expenditures, working capital, business activities and other general corporate requirements;

•	limit our ability to obtain additional financing for working capital, for capital expenditures, to fund growth or for general partnership purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.

The exchange notes are not guaranteed by any of our subsidiaries and, as a result, the exchange notes will be structurally subordinated to the debt and other liabilities of our subsidiaries.

Our obligations under the exchange notes are not guaranteed by any of our existing or future subsidiaries. A substantial portion of our operating assets are owned by our subsidiaries. Creditors of our subsidiaries may have claims with respect to the assets of those subsidiaries that rank effectively senior to the exchange notes. In the event of any distribution or payment of assets of those subsidiaries in any dissolution, winding up, liquidation, reorganization or bankruptcy proceeding, the claims of those creditors would be satisfied prior to making any such distribution or payment to us in respect of our equity interests in those subsidiaries. Consequently, after satisfaction of the claims of those creditors, there may be little or no amounts available to make payments on the exchange notes. As of March 31, 2015, our subsidiaries had $250 million of debt outstanding. Those subsidiaries are not prohibited under the indenture governing the exchange notes from incurring additional debt in the future.

The exchange notes are our senior unsecured obligations and are junior to our secured indebtedness to the extent of the value of the collateral securing that debt.

The exchange notes are our senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior unsecured debt. Because the exchange notes are unsecured, holders of our secured debt would have claims with respect to the assets constituting collateral for such debt. Consequently, any such secured debt would effectively be senior to the exchange notes to the extent of the value of the collateral securing that debt. Currently, we do not have any secured debt. Although the indenture governing the exchange notes will place some limitations on our ability to create liens securing indebtedness, there will be significant exceptions to these limitations that would allow us to secure significant amounts of debt without equally and ratably securing the exchange notes. If we were to incur secured indebtedness and such indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the exchange notes. In that event, you may not be able to recover all the principal or interest you are due under the exchange notes.

Our level of indebtedness may adversely affect our operating flexibility.

Our leverage may make our results of operations more susceptible to adverse economic or operating conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt. If we incur any additional debt, the related risks that we now face to our operating flexibility could intensify.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to make payments on the exchange notes.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders and our general partner. Available cash is generally defined as all of our (a) cash on hand as of the end of a quarter, after the payment of our expenses and the establishment of cash reserves, and (b) cash on hand resulting from working capital borrowings made after the end of the quarter. Our general partner will determine the amount and timing of our available cash distributions and has broad discretion to establish and make additions to our reserves or the reserves of our subsidiaries in amounts it determines to be necessary or appropriate to provide for the proper conduct of our business, comply with applicable law or any of our debt or other agreements and to provide funds for distributions to our unitholders for any one or more of the next four calendar quarters. Although our payment obligations to our unitholders are subordinate to our payment obligations to noteholders, the value of our units may decrease with decreases in the amount that we distribute per unit. Accordingly, if we experience a liquidity problem in the future, the value of our units may decrease, and we may not be able to issue equity to recapitalize or otherwise improve our liquidity.

We may not be able to generate sufficient cash to service all of our debt, including the exchange notes and our debt under our revolving credit facility, and we may be forced to take other actions to satisfy our obligations under our debt, which may not be successful. In addition, if our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our debt, including the exchange notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and would permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. However, our revolving credit facility contains restrictions on our ability to dispose of assets. We may not be able to consummate those dispositions, and any proceeds may not be adequate to meet any debt service obligations then due.

Changes in our credit rating or in the rating assigned by a rating agency to the exchange notes could adversely affect the market price or liquidity of the exchange notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the exchange notes.

A negative change in our ratings could have an adverse effect on the price of the exchange notes. We expect that the exchange notes will be rated by nationally recognized statistical rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the exchange notes.

There is no established trading market for the exchange notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the exchange notes, if at all.

There is no established trading market for the exchange notes. We have not applied and do not intend to list the exchange notes on any national securities exchange or inter-dealer quotation system. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the exchange notes.

We cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell your exchange notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes if one develops. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the amount of indebtedness we have outstanding;

•	prevailing interest rates;

•	the interest of securities dealers in making a market and the number of available buyers; and

•	the market for similar securities.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratios of earnings to fixed charges for us for each of the periods indicated.

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	4.60	6.73	5.99	6.61	5.14	4.79

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income or loss from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus distributed earnings from unconsolidated affiliates, less capitalized interest. Fixed charges consist of interest expensed, capitalized interest, amortization of deferred loan costs and an estimate of the interest within rental expense.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the sale of the outstanding notes on May 27, 2014, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed, among other things, to use our commercially reasonable efforts to:

•	file a registration statement relating to a registered offer to exchange each series of the outstanding notes for the exchange notes of such series; and

•	cause the registration statement to become or be declared effective under the Securities Act and to commence the exchange offer promptly after the registration statement is declared effective.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If a “registration default” (as defined in the registration rights agreement) occurs, then additional interest shall accrue on the principal amount of the outstanding notes that are “transfer restricted securities” (as defined in the registration rights agreement) at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the registration default is cured.

The exchange offer consists of separate, independent exchange offers for each series of outstanding notes. The form and terms of the exchange notes are substantially the same as the form and terms of the corresponding series of outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to original noteholders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We are offering to exchange up to $500 million aggregate principal amount of 2019 exchange notes, $600 million aggregate principal amount of 2024 exchange notes and $550 million aggregate principal amount of 2044 exchange notes for a like aggregate principal amount of the corresponding series of outstanding notes. The outstanding notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $500 million in 2019 exchange notes, $600 million in 2024 exchange notes and $550 million in 2044 exchange notes, in each case, of the corresponding series. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2015, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under the heading “Conditions to the Exchange Offer.” The exchange offer for each series of outstanding notes is not conditioned upon holders tendering a minimum principal amount of outstanding notes of such series or upon the consummation of the exchange offer for outstanding notes of any other series. As of the date of this prospectus, $500 million aggregate principal amount of 2019 notes, $600 million aggregate principal amount of 2024 notes and $550 million aggregate principal amount of 2044 notes are outstanding.

Outstanding notes tendered in the exchange offer must be in denominations of $2,000 and any higher integral multiple of $1,000.

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your outstanding notes or if you tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such outstanding notes. See “Risk Factors—Risks Relating to the Exchange Offer—There are significant consequences if you fail to exchange your outstanding notes” for more information regarding outstanding notes outstanding after the exchange offer. After the expiration date, we will return to the holder any tendered outstanding notes that we did not accept for exchange.

None of us, the board of directors of our general partner or our management recommends that you tender or not tender outstanding notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of outstanding notes to tender.

The expiration date for the exchange offer for each series of outstanding notes is 5:00 p.m., New York City time, on                     , 2015, or such later date and time to which we extend the exchange offer for such series. We may extend the period for each series independently.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the outstanding notes of any series due to an extension of the exchange offer for such series;

•	to terminate the exchange offer for any series and not accept any outstanding notes for exchange if we determine that any of the conditions to such exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer for any series and retain all outstanding notes tendered in such exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer for any series in any manner.

If we materially amend the exchange offer or if we waive a material condition to the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the outstanding notes of the affected series disclosing the change or waiver and extend the exchange offer for the affected series as required by law to cause this exchange offer to remain open for at least five business days following such notice.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Acceptance of Outstanding Notes for Exchange and Issuance of Outstanding Notes

Promptly after the expiration date, we will accept all outstanding notes validly tendered and not validly withdrawn, and we will issue exchange notes of the corresponding series registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged outstanding notes validly tendered and not validly withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered outstanding notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of outstanding notes, letters of transmittal and related documents.

In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes;

•	we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the outstanding notes.

Procedures for Tendering Outstanding Notes

Valid Tender

When the holder of outstanding notes tenders, and we accept, outstanding notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to 5:00 p.m. New York City time on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including outstanding notes), to the exchange agent, U.S. Bank National Association, at the address set forth below under the heading “—Exchange Agent;”

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent;” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to 5:00 p.m. New York City time on the expiration date:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, the letter of transmittal provides that you are tendering all outstanding notes that you hold.

The method of delivery of the certificates for the outstanding notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i)	you or any other person acquiring exchange notes in exchange for the corresponding series of outstanding notes in the exchange offer is acquiring them in the ordinary course of business;

(ii)	neither you nor any other person acquiring exchange notes in exchange for the corresponding series of outstanding notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

(iii)	neither you nor any other person acquiring exchange notes in exchange for the corresponding series of outstanding notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(iv)	neither you nor any other person acquiring exchange notes in exchange for the corresponding series of outstanding notes is an “affiliate” of us or, with respect to the outstanding 2019 notes and the outstanding 2024 notes, CERC, as defined under Rule 405 of the Securities Act; and

(v)	if you or another person acquiring exchange notes in exchange for the corresponding series of outstanding notes is a broker-dealer and you acquired the outstanding notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

By tendering your outstanding notes you are deemed to have made these representations.

Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are an “affiliate,” as defined under Rule 405 of the Securities Act, of us or, with respect to the outstanding 2019 notes and the outstanding 2024 notes, CERC, if you are a broker-dealer who acquired your outstanding notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i)	may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offer; and

(ii)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the outstanding notes.

Book-Entry Transfers

For tenders by book-entry transfer of outstanding notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Accordingly, any participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of outstanding notes to effect delivery of outstanding notes through book-entry transfer at DTC, either:

•	the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent;” or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender outstanding notes in the exchange offer and (1) the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the outstanding notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date:

•	setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered;

•	stating that the tender is being made; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the outstanding notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered outstanding notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered outstanding notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes. Our resolution of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of outstanding notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of outstanding notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act. A beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the exchange offer.

Resales of Exchange Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of Enable or, with respect to the 2019 exchange notes and the 2024 exchange notes, CERC. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions. The information described above concerning interpretations of and positions taken by the staff is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to these matters.

By tendering outstanding notes, the holder, other than participating broker-dealers, as defined below, of those outstanding notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•	neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of Enable.

If any holder or any such other person is an “affiliate” of Enable or, with respect to the 2019 exchange notes and the 2024 exchange notes, CERC or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above and therefore may not participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the corresponding series of exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the outstanding notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the date the registration statement containing this prospectus is declared effective, subject to extension in limited circumstances, or such shorter period as will terminate when broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will use commercially reasonable efforts to keep the exchange offer registration statement effective and will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the total principal amount of outstanding notes to be withdrawn;

•	specify where certificates for outstanding notes are transmitted, list the name of the registered holder of the outstanding notes if different from the person withdrawing the outstanding notes;

•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, outstanding notes properly withdrawn may again be tendered at any time on or prior to 5:00 p.m. New York City time on the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes timely withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn outstanding notes will be returned to the holder after withdrawal. The outstanding notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn outstanding notes may again be tendered by following one of the procedures described under “Procedures for Tendering Outstanding Notes” above at any time prior to 5:00 p.m. New York City time on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes of any series in exchange for, any outstanding notes, and we may terminate or amend the exchange offer for any series, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that (i) the exchange offer violates applicable law or SEC policy or (ii) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer for any series, the prospectus will be amended or supplemented, and the exchange offer for that series extended, if appropriate, as described under “Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Any questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the exchange agent as follows:

U.S. Bank National Association

5555 San Felipe St., Suite 1150

Houston, TX 77056

Attention: Mauri J. Cowen

713-235-9206

mauri.cowen@usbank.com

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be charged to operations and maintenance expense on the Consolidated Statements of Income as incurred.

Transfer Taxes

Holders who tender their outstanding notes for the corresponding series of exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for the corresponding series of exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Enable is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the confidential offering memorandum dated May 19, 2014 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances, and provisions in the outstanding notes related to additional interest will not apply. Holders of the exchange notes of any series and any outstanding notes of such series which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the corresponding series of outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The outstanding notes surrendered in exchange for the corresponding series of exchange notes will be retired and canceled and cannot be reissued. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

DESCRIPTION OF THE EXCHANGE NOTES

We will issue the exchange notes and we issued the outstanding notes under an indenture, dated as of May 27, 2014 (as amended and supplemented, the “indenture”), between us and U.S. Bank National Association, as trustee, supplemented by a first supplemental indenture, dated as of May 27, 2014, among us, CERC, as guarantor, and the trustee. Except as otherwise indicated below, the following summary applies to the outstanding notes issued May 27, 2014 and to the exchange notes to be issued in connection with the exchange offer. In this section of the prospectus, we sometimes refer to the outstanding 2019 notes and the 2019 exchange notes collectively as the “2019 notes,” to the outstanding 2024 notes and the 2024 exchange notes collectively as the “2024 notes,” to the outstanding 2044 notes and the 2044 exchange notes collectively as the “2044 notes” and to the outstanding notes and the exchange notes collectively as the “notes.” The terms of the exchange notes are the same as the terms of the corresponding series of outstanding notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement, and (iv) the exchange notes will not contain provisions relating to an increase in any interest rate notes under circumstances related to the timing of the exchange offer.

The 2019 notes, the 2024 notes and the 2044 notes will each constitute a single series of debt securities under the indenture. If the exchange offer for outstanding notes of a series is consummated, holders of outstanding notes of that series who do not exchange their outstanding notes for exchange notes of that series will vote together with holders of the exchange notes of that series for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any outstanding notes of a series that remain outstanding after the exchange offer will be aggregated with the exchange notes of that series, and the holders of those outstanding notes and exchange notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of notes of a series means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the outstanding notes of that series and the exchange notes of that series collectively then outstanding.

The following description is a summary of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture and the notes. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. You may request copies of the indenture from us as set forth under “Additional Information.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

You can find the definitions of various terms used in this description under “—Certain Definitions” below. In this description, the terms “Enable,” “we,” “us” and “our” refer only to Enable Midstream Partners, LP and not to any of its subsidiaries.

General

The notes are:

•	our senior unsecured obligations ranking equally in right of payment with all of our existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility;

•	senior in right of payment to any subordinated indebtedness;

•	effectively junior to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to all debt and other liabilities of our subsidiaries.

The 2019 notes, the 2024 notes and the 2044 notes are separate series of notes under the indenture. The 2019 notes and the 2024 notes (the “Guaranteed Notes”), but not the 2044 notes, are guaranteed as to collection by CERC on a subordinated basis, subject to automatic release on May 1, 2016. See “Description of the Subordinated Guarantee of Collection.”

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of us, except to the limited extent described below under “Covenants—Consolidation, Merger, Conveyance or Transfer.”

As of March 31, 2015, we had:

•	approximately $1.9 billion of long-term debt outstanding, excluding the premiums and discounts on senior notes;

•	$363 million of long-term notes payable-affiliated companies due to a subsidiary of CERC; and

•	approximately $1.0 billion of available capacity under our $1.4 billion revolving credit facility.

Further Issuances

We may issue additional series of debt securities from time to time under the indenture, and there is no limitation on the amount of debt securities we may issue under the indenture. In addition, we may, from time to time, without notice to or the consent of the holders of the notes or the trustee, increase the principal amount of any series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes of such series so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes of such series will form a single series with the notes of such series previously issued for all purposes under the indenture.

Principal, Maturity and Interest

The 2019 notes mature on May 15, 2019, have an initial aggregate principal amount of $500 million and bear interest at a rate of 2.400% per annum from the latest date to which interest shall have been paid on the outstanding 2019 notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from May 27, 2014.

The 2024 notes mature on May 15, 2024, have an initial aggregate principal amount of $600 million and bear interest at a rate of 3.900% per annum from the latest date to which interest shall have been paid on the outstanding 2024 notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from May 27, 2014.

The 2044 notes mature on May 15, 2044, have an initial aggregate principal amount of $550 million and bear interest at a rate of 5.000% per annum from the latest date to which interest shall have been paid on the outstanding 2044 notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from May 27, 2014.

Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year. We will make each interest payment to the holders that are of record at the close of business on the May 1 and November 1 preceding such interest payment date (whether or not a business day). Interest will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months.

Form, Denomination and Registration of Notes

The exchange notes will only be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of notes will be represented by one or more global notes, as described below under “—Book-Entry Delivery and Settlement.”

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. No service charge will be imposed in connection with any transfer or exchange of any note, but we, the registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require such holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar; provided, however, that we will be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the trustee or an affiliate of the trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where the notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.

Optional Redemption

At any time prior to (a) April 15, 2019, with respect to the 2019 notes, (b) February 15, 2024, with respect to the 2024 notes, and (c) November 15, 2043, with respect to the 2044 notes, we will have the right to redeem the respective series of notes, in whole or in part, at a redemption price equal to the greater of

(1) 100% of the principal amount of the notes to be redeemed and

(2) the sum of the present values of the principal amounts of the notes to be redeemed and the remaining scheduled payments of interest on such notes (exclusive of interest accrued to the redemption date) discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, with respect to the 2019 notes, 20 basis points, with respect to the 2024 notes, and 25 basis points, with respect to the 2044 notes, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such redemption date. From and after (x) April 15, 2019, with respect to the 2019 notes, (y) February 15, 2024, with respect to the 2024 notes, and (z) November 15, 2043, with respect to the 2044 notes, we will have the right to redeem the respective series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date for notes, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing ceases to be a U.S. government securities dealer (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (ii) one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding any redemption date.

Redemption Procedures

If fewer than all of the notes of a series are to be redeemed at any time, such notes will be selected for redemption at least 60 days prior to the redemption date and such selection will be made by the trustee on a pro rata basis or by lot (whichever is consistent with the trustee’s customary practice); provided, that if the notes are represented by global notes, interests in such global notes will be selected for redemption by The Depository Trust Company (“DTC”) in accordance with its customary procedures; provided further, that no partial redemption of any note will occur if such redemption would reduce the principal amount of such note to less than $2,000. Notices of redemption with respect to the notes will be sent not less than 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at such holder’s registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption unless we default in the payment of the redemption price.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time repurchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Covenants

The indenture includes the following covenants with respect to the notes:

Consolidation, Merger, Conveyance or Transfer

The indenture provides that Enable may not directly or indirectly consolidate with or merge with or into any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets and properties of Enable and its Subsidiaries to a Person other than Enable or its Subsidiaries in one or more related transactions unless:

•	either: (a) in the case of a merger or consolidation, Enable is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than Enable) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a Person formed, organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•	the Person formed by or surviving any such consolidation or merger (if other than Enable) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, expressly assumes all of Enable’s obligations under the notes and the indenture (and the registration rights agreement, if any obligations thereunder remain unsatisfied) pursuant to a supplemental indenture or other agreement reasonably satisfactory to the trustee;

•	Enable or the successor Person delivers an officer’s certificate and opinion of counsel to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture or other agreement required in connection therewith comply with the indenture and that all conditions precedent set forth in the indenture have been complied with;

•	with respect to the Guaranteed Notes, if Enable is not the survivor and the Subordinated Guarantee of Collection (as defined under “Description of the Subordinated Guarantee of Collection”) is still in place, CERC confirms that the Subordinated Guarantee of Collection will continue to apply to the Guaranteed Notes and the indenture; and

•	immediately after giving effect to the transaction, no event of default or default under the indenture will have occurred and be continuing.

Upon the assumption of Enable’s obligations under the indenture by a successor, Enable will be discharged from all obligations under the indenture (except in the case of a lease of all or substantially all of the assets and properties of Enable and its Subsidiaries).

Limitation on Liens

The indenture provides that while any of the notes remain outstanding, Enable may not, and may not permit any Principal Subsidiary to, create, or permit to be created or to exist, any Lien upon any Principal Property of Enable or of a Principal Subsidiary, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, owned on or acquired after the Issue Date, to secure any Debt, unless the notes then outstanding are equally and ratably secured by such Lien for so long as any such Debt is so secured, other than:

•

purchase money mortgages, or other purchase money Liens or capitalized leases of any kind upon property acquired by Enable or any Principal Subsidiary after the Issue Date, or Liens of any kind existing on any property or any shares of stock at the time of the acquisition thereof (including Liens that exist on any property or any shares of stock of a Person that is consolidated with or merged with or into Enable or any Principal Subsidiary or that transfers or leases all or substantially all of its properties to Enable or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the indenture, so long as no such Lien extends to or covers any other property of Enable or such Principal Subsidiary;

•	Liens upon any property of Enable or any Principal Subsidiary or upon any shares of stock of any Principal Subsidiary existing as of the Issue Date or upon the property or any shares of stock of any entity, which Liens existed at the time such entity became a Subsidiary of Enable;

•	Liens for taxes or assessments or other governmental charges or levies relating to amounts that are not yet delinquent (after giving effect to any applicable grace period) or are being contested in good faith by appropriate proceedings;

•	pledges or deposits to secure: (a) other governmental charges or levies; (b) obligations under worker’s compensation laws, unemployment insurance, pension plans and other social security legislation, retirement benefits and/or other similar legislation; (c) performance in connection with bids, tenders, contracts (other than contracts for the payment of money or borrowed money) or leases to which Enable or any Principal Subsidiary is a party; (d) public or statutory obligations of Enable or any Principal Subsidiary; and/or (e) surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof and other obligations of a like nature or arising as a result of progress payments under a contract;

•	any builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’, and/or other similar Liens which, if the Liens relate to obligations of Enable or any Principal Subsidiary, is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings, and any undetermined Lien which is incidental to construction, development, improvement or repair;

•	Liens created by or resulting from any litigation, proceeding, decree or order of any court or governmental authority that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which Enable or any Principal Subsidiary has not exhausted its appellate rights;

•	Liens on deposits, investments or other property or rights required by any Person (a) with whom Enable or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities, derivative or other similar contracts (or, in each case, any credit support therefor)

(i) in the ordinary course of business and (ii) in accordance with established risk management policies or practices or otherwise approved by the Board of Directors of Enable GP or a committee thereof and/or (b) to secure liability to insurance carriers under insurance or self-insurance arrangements;

•	Liens in connection with leases or subleases (other than capital leases) made by, or existing on property acquired, owned or leased by, Enable or any Principal Subsidiary;

•	Liens securing obligations, neither assumed by Enable or any Principal Subsidiary nor on account of which Enable or any Principal Subsidiary customarily pays interest, upon real estate or under which Enable or any Principal Subsidiary has a right-of-way, easement, franchise or other servitude or of which Enable or any Principal Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or other equipment or facilities;

•	easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property, survey exceptions or irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially interfere with the use of such property in the operation of the business of Enable and its Subsidiaries, taken as a whole, or materially impair the value of such property for the purpose of such business;

•	Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

•	Liens of any kind upon any property acquired, constructed, developed, repaired or improved by Enable or any Principal Subsidiary (whether alone or in association with others) that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed, repaired or improved, after the completion of such construction, development, repair or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development, repair or improvement the Liens may not apply to any property theretofore owned by Enable or any Principal Subsidiary other than property which was the subject of such construction, development, repair or improvement;

•	Liens in favor of Enable, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries of Enable or any of the foregoing in combination;

•	the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any transaction expenses, underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

•	any Lien not excepted by the foregoing clauses; provided that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of Enable or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause, together with all net sale proceeds from any Sale-Leaseback Transactions, as defined under “—Limitation on Sale-Leaseback Transactions,” subject to certain exceptions, does not exceed an amount equal to 15% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien. Notwithstanding the foregoing, for purposes of making the calculation set forth in this clause, with respect to any such secured indebtedness of a non-wholly owned Principal Subsidiary of Enable with no recourse to Enable or any wholly owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of indebtedness for borrowed money reflecting Enable’s pro rata ownership interest in such non-wholly owned Principal Subsidiary will be included in calculating compliance herewith.

Limitation on Sale-Leaseback Transactions

While the notes remain outstanding, Enable may not, and may not permit any Principal Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

•	the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the relevant Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and Enable has elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in the third clause below);

•	Enable or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the notes; or

•	Enable or such Principal Subsidiary, within 365 days after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (1) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of Enable or a Subsidiary of Enable (A) for borrowed money or (B) evidenced by bonds, debentures, notes or other similar instruments, or (2) investment in another Principal Property.

Additional Covenants

Payment of Principal, any Premium, Interest or Additional Amounts. We will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series, including the notes, in accordance with their terms and the terms of the indenture.

Maintenance of Office or Agency. We will maintain an office or agency in each place of payment for the notes for notice and demand purposes and for the purposes of presenting or surrendering the notes for payment, registration of transfer or exchange.

Reports. So long as any notes are outstanding, we will file with the trustee, within 30 days after we have filed the same with the SEC, unless such reports are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we will furnish to the trustee and file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that are required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

In addition, we agree that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the information, documents or reports described above, we will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following are events of default under the indenture with respect to each series of the notes:

(a)	default for 30 days in the payment when due of interest on, or any additional amount in respect of, the notes of such series;

(b)	default in the payment of principal of or any premium or any additional amounts payable in respect of such principal or premium on the notes of such series when due;

(c)

failure by us or by any Subsidiary Guarantor for 60 days after receipt of written notice from the trustee upon direction from holders of at least 25% in principal amount of the then outstanding notes of such series, to observe or perform any other applicable covenants or agreements in the indenture (other than those described in clauses (a) or (b) immediately above) and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) we or such Subsidiary Guarantor, as applicable, are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default;

(d)	certain events of bankruptcy, insolvency or reorganization of us or any Subsidiary Guarantor as more fully described in the indenture; or

(e)	the unconditional guarantee of any Subsidiary Guarantor ceases to be in full force and effect with respect to the notes of such series (except as otherwise provided in the indenture) or is declared null and void in a judicial proceeding or such Subsidiary Guarantor denies or disaffirms its obligations under the indenture or such guarantee.

If an event of default described in clause (d) above occurs, then the principal amount of all of the notes outstanding shall automatically become due and payable immediately, without action or notice. If an event of default specified in any clause other than (d) above shall occur and be continuing, and we and the trustee receive written notice that holders of at least 25% in aggregate principal amount of the outstanding notes of such series have declared the principal of such series to be due and payable immediately, then upon any such declaration the same shall become and shall be immediately due and payable, anything contained in the indenture or in the notes of such series or established with respect to the notes of such series to the contrary notwithstanding. Any past or existing default or event of default with respect to the notes of such series under the indenture may be waived by the holders of not less than a majority in aggregate principal amount of the outstanding notes of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any notes of such series, or (2) in respect of a covenant or provision of the indenture that, pursuant to the indenture, cannot be modified or amended without the consent of the holder of each outstanding note of such series affected thereby.

The indenture provides that within 90 days after the occurrence of a default under the indenture of which the trustee has actual knowledge, the trustee is to give notice of such default to the holders of the relevant series of notes, but the trustee may withhold notice to the holders of any default with respect to any series of notes (except in case of a default in the payment of principal of or interest or premium on the notes) if the trustee determines in good faith that it is in the best interest of holders to do so.

The indenture contains a provision disclaiming liability of the trustee in its individual capacity with respect to any action taken, suffered or omitted to be taken by the trustee in good faith in accordance with the indenture and, to the extent not provided in the indenture, with respect to any act requiring the trustee to exercise its own discretion, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power confirmed upon the trustee, under the indenture or any debt securities, unless it is proven that, in connection with any such action taken, suffered or omitted or any such act, the trustee was negligent, acted in bad faith or engaged in willful misconduct. In addition, the indenture contains a provision disclaiming liability of the trustee with respect to any action taken, suffered or omitted to be taken by it or at the direction of the holders of a majority in aggregate principal amount of the outstanding notes relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising or omitting to exercise any trust or power conferred upon the trustee, under the indenture. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the notes of such series; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines that the actions or proceedings as directed would be unduly prejudicial to the rights of holders of the notes of such series not joining in such actions or proceeding. The right of a holder to institute a proceeding with respect to the notes of any series is subject to certain conditions precedent including, without limitation, that in case of an event of default specified in any clause other than (d) of the first paragraph above under “Events of Default,” holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee, have offered to indemnify the trustee for the trustee’s costs, expenses and liabilities to be incurred in compliance with such request, and the trustee has failed to institute a proceeding within 60 days after its receipt of such request and offer of indemnity.

Notwithstanding any other provision in the indenture, the holder of any note has an absolute right to receive the principal of, premium, if any, and interest on and additional amounts with respect to the notes when due and to institute suit for the enforcement thereof.

Discharge, Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the indenture with respect to any series of the notes if:

(a)	(i) all notes of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation; or

(ii) the notes of such series not delivered to the trustee for cancellation have become due and payable, or mature within one year, or if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we deposit in trust with the trustee, as trust funds, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the notes of such series not delivered to the trustee for cancellation;

(b)	we have paid all other sums payable by us under the indenture with respect to the outstanding notes of such series; and

(c)	we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the notes of such series have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of the notes in certain circumstances and to transfer, convert or exchange the notes pursuant to the terms thereof, and our obligations and the obligations of the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes of any series issued thereunder, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the notes of such series (“defeasance”) and (ii) (1) we may omit to comply with the covenant under “—Covenants—Consolidation, Merger, Conveyance or Transfer” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (c) or (e) of the first paragraph under “—Events of Default” and (2) the occurrence of any event described in clause (e) of the first paragraph under “—Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding notes of such series ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to the notes of such series:

(a)

we have irrevocably deposited in trust with the trustee, as trust funds solely for the benefit of the holders of the notes of such series, for the purpose of making the following payments, an amount in money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment, to pay and discharge the principal of, premium, if any, and accrued interest and additional amounts on, the outstanding notes of such series to maturity or earlier redemption date (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b)	such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(c)	no event of default or event that with notice or lapse of time would become an event of default with respect to such notes shall have occurred and be continuing on the date of such deposit;

(d)	we shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred;

(e)	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance contemplated have been complied with; and

(f)	if the notes are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

Notwithstanding a defeasance or covenant defeasance, among other obligations, our obligations, and the rights of the holders, with respect to the following will survive with respect to the notes of such series until otherwise terminated or discharged under the terms of the indenture:

(a)	the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such notes when such payments are due and any rights of such holders to convert or exchange such notes for other securities, cash or other property;

(b)	our obligations and those of the trustee with respect to the issuance of temporary notes, the registration, transfer and exchange of the notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and holding payments in trust;

(c)	the rights, powers, trusts, duties and immunities of the trustee; and

(d)	the defeasance or covenant defeasance provisions of the indenture.

Modification and Waiver

The indenture provides that we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or for the purpose of modifying in any manner the rights of the holders of notes of any series under the indenture or the notes of such series, with the consent of the holders of not less than a majority (or such greater amount as is provided for with respect to such series) in principal amount of the outstanding notes of such series. No such supplemental indenture may, however, without the consent of the holder of each note affected thereby:

(a)

change the stated maturity of the principal of, or any premium, installment of interest on or additional amounts with respect to, the notes, or reduce the principal amount thereof, or reduce the interest rate thereon or any additional amounts, or reduce any premium payable on redemption thereof or otherwise, or change our obligation to pay additional amounts with respect thereto, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of any holder, or change the place of payment for any note or the currency in which the principal of, or any premium, interest or additional amounts with respect to, any note is payable, or impair the right to institute suit for the payment of principal of, premium or interest on, or additional amounts with respect to, such notes after such payment is due;

(b)	reduce the percentage of outstanding notes of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver, or reduce the requirements for a quorum or for voting;

(c)	modify any of the provisions of the sections of the indenture relating to amending the indenture, or waiving events of defaults and covenants, except to increase any necessary percentage of principal amount of notes required for such actions, or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

(d)	release any Guarantor from any of its obligations under its guarantee or the indenture, other than in accordance with the indenture;

(e)	modify any guarantee in any manner adverse to the holders of each outstanding note covered by such guarantee; or

(f)	make any change that adversely affects the right to convert or exchange any note into or for common units or other securities, cash or other property in accordance with the terms of the applicable note.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of notes, or that modifies the rights of the holders of notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of notes of any other series.

The indenture provides that we and the trustee may, without the consent of the holders of the notes, enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another person to us or any guarantor and the assumption by any such successor of our covenants or those of such guarantor in the indenture and in the notes or in any guarantees;

(b)	to add to our covenants or those of any guarantor or to surrender any right or power conferred on us or any guarantor pursuant to the indenture;

(c)	to establish the form and terms of the notes;

(d)	to evidence and provide for a successor trustee under the indenture with respect to one or more series of notes or to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(e)	to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, to comply with any applicable mandatory provision of law, or to make any other provisions with respect to matters or questions arising under such indenture, so long as no such action adversely affects the interests of the holders of any series of then outstanding notes issued thereunder in any material respect;

(f)	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of notes under the indenture;

(g)	to add any additional events of default with respect to all or any series of the notes;

(h)	to supplement any of the provisions of the indenture as may be necessary for the defeasance and discharge of any series of the notes, so long as action does not adversely affect the interests of any holder of an outstanding note of such series or any other debt security in any material respect;

(i)	to make provisions with respect to the conversion or exchange rights of holders of the notes of any series;

(j)	to reflect the release of any guarantor otherwise permitted by the indenture;

(k)	to add guarantors in respect of one or more series of the notes and to provide for the terms and conditions of release thereof;

(l)	to pledge to the trustee as security for one or more series of the notes any property or assets and to provide for the terms and conditions of release thereof;

(m)	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination will become effective only when there is no outstanding note of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(n)	to provide for certificated securities in addition to or in place of global securities;

(o)	to qualify the indenture under the Trust Indenture Act of 1939, as amended;

(p)	with respect to any series of the notes, to conform the text of the indenture or the notes of such series to any provision of the description thereof in our offering memorandum relating to the initial offering of such notes, to the extent that such provision, in our good faith judgment, was intended to be a verbatim recitation of a provision of the indenture or such notes, so long as such change does not adversely affect the rights of holders of outstanding notes in any material respect; or

(q)	to make any other change that does not adversely affect the rights of holders of any outstanding notes issued under the indenture in any material respect.

Limitation of Liability

Our unitholders, our general partner and its directors, officers and members and those of any guarantor will not be liable for our obligations under the notes, the indenture or any guarantees, or for any claim based on, or in respect of, such obligations. By accepting a note, each holder of that debt security will have agreed to this provision and waived and released any such liability on the part of our unitholders, our general partner and its directors, officers and members and those of any guarantor. This waiver and release are part of the consideration for our issuance of the debt securities. It is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy and unenforceable.

Concerning the Trustee

The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default occurs and is continuing. If an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill in the exercise of its rights and powers under the indenture as a prudent person would exercise in the conduct of his or her own affairs. The trustee is under no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers.

Notice

Notice to holders of the notes will be given by first-class mail at such holder’s address as it appears in the security register or in the case of global notes, notice will be given in accordance with the depository’s applicable procedures.

Title

We, the trustee and any of our or the trustee’s agents may treat the person in whose name the notes are registered as the owner of the notes, whether or not such notes may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Enable Midstream Partners, LP, One Leadership Square, 211 North Robinson Avenue, Suite 150, Oklahoma City, Oklahoma 73102, Attention: Investor Relations or by calling (405) 558-4600.

Certain Definitions

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of consolidated assets of Enable and its Subsidiaries after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of Enable and its Subsidiaries for the most recently completed fiscal quarter or fiscal year, as applicable.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade and accounts payables and accrued expenses incurred in the ordinary course of business, (e) all capitalized lease obligations of such Person, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations will be deemed to be in an amount equal to the greater of (i) the lesser of (A) the full amount of such obligations and (B) the fair market value of such assets, as determined in good faith by the board of directors of such Person, which determination will be evidenced by a board resolution, and (ii) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (g) all Debt of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Enable GP” means Enable GP, LLC, a Delaware limited liability company, and its successors as the general partner of Enable.

“Issue Date” means May 27, 2014.

“Lien” means any mortgage, lien, pledge, security interest, charge, adverse claim, or other encumbrance.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Principal Property” means, whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility owned or leased by Enable or its Subsidiaries and used in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of natural gas, natural gas liquids, propane, crude oil, condensate or fresh or produced water except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such property or asset, plant or terminal which, in the good faith opinion of the Board of Directors of Enable GP as evidenced by resolutions of the Board of Directors of Enable GP, is not material in relation to the activities of Enable and its Subsidiaries, taken as a whole.

“Principal Subsidiary” means any Subsidiary of Enable that owns or leases, directly or indirectly, a Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by Enable or any Principal Subsidiary of any Principal Property to a Person (other than a Principal Subsidiary) and the taking back by Enable or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.

“Subsidiary” means, as to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the outstanding capital stock having ordinary voting power is at the time owned or controlled, directly or indirectly, by such entity or one or more of the other Subsidiaries of such entity or (b) any general or limited partnership or limited liability company, (1) the sole general partner or member of which is the entity or a Subsidiary of the entity or (2) if there is more than one general partner or member, either (x) the only managing general partners or managing members of such partnership or limited liability company are such entity or Subsidiaries of such entity or (y) such entity owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other voting equities of such partnership or limited liability company, respectively.

“Subsidiary Guarantor” means each Subsidiary of Enable that may guarantee the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.

DESCRIPTION OF THE SUBORDINATED GUARANTEE OF COLLECTION

CERC guarantees the collection (not payment) of our obligations under the Guaranteed Notes and our obligations under the indenture with respect to the Guaranteed Notes on an unsecured subordinated basis, subject to certain automatic release provisions (the “Subordinated Guarantee of Collection”).

The Subordinated Guarantee of Collection constitutes a guarantee of collection and not a guarantee of payment. CERC guarantees the ultimate collection of all principal and interest of the Guaranteed Notes, but does not, generally, guarantee the timely payment of scheduled principal or interest or the market value of the Guaranteed Notes. CERC’s obligations under the Subordinated Guarantee of Collection are those of a secondary obligor, and not as primary obligor, and are conditioned in all respects upon the trustee first pursuing and exhausting all rights and remedies against us to collect payment upon our obligations under the Guaranteed Notes and the indenture.

Subordination

The Subordinated Guarantee of Collection is a general unsecured obligation of CERC ranking:

•	junior in right of payment to all of CERC’s existing and future Indebtedness that is not, by its terms, expressly equal in right of payment to or subordinated to the Subordinated Guarantee of Collection (such Indebtedness, “CERC Senior Debt”);

•	equally in right of payment to any existing and future Indebtedness of CERC that is, by its terms, expressly equal in right of payment to the Subordinated Guarantee of Collection;

•	senior in right of payment to the common stock of CERC and any of CERC’s future Indebtedness that is, by its terms, expressly subordinated to the Subordinated Guarantee of Collection;

•	effectively junior to any future secured indebtedness of CERC to the extent of the value of the collateral securing such indebtedness; and

•	effectively junior to all debt and other liabilities of CERC’s subsidiaries.

No payment of our obligations under the Guaranteed Notes or the indenture may be made by CERC under the Subordinated Guarantee of Collection if either of the following occurs:

(1)	any CERC Senior Debt is not paid when due and that default continues without waiver; or

(2)	CERC receives a written notice from holders of Designated CERC Senior Debt that any other default has occurred and continues without waiver pursuant to which the holders of Designated CERC Senior Debt are permitted to accelerate the maturity of such Designated CERC Senior Debt, subject to certain exceptions;

in each case, unless and until any such default has been cured or waived or has ceased to exist.

Upon any distribution of assets of CERC to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all CERC Senior Debt must be paid in full before the holders of the Guaranteed Notes are entitled to receive or retain any payment from such distribution. As a result, holders of the Guaranteed Notes may receive a smaller proportion of CERC’s assets in liquidation than holders of CERC Senior Debt.

Automatic Release

The Subordinated Guarantee of Collection provides by its terms that it will be automatically and unconditionally released and discharged upon the earliest to occur of:

•	our exercise of our legal defeasance option or covenant defeasance option as described under “Description of the Exchange Notes—Discharge, Defeasance and Covenant Defeasance” with respect to the Guaranteed Notes;

•	our obligations under the indenture with respect to the Guaranteed Notes are satisfied and discharged as described under “Description of the Exchange Notes—Discharge, Defeasance and Covenant Defeasance; and

•	May 1, 2016.

Definitions

For purposes of this “Description of the Subordinated Guarantee of Collection” section only, the following terms have the following meanings:

“Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and includes the adoption or implementation of International Financial Reporting Standards or changes in lease accounting.

“Accounting Principles” means GAAP applied in a manner consistent with that used in preparing the applicable financial statements, as may be modified in connection with any Accounting Changes.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Accounting Principles.

“CERC Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by CERC.

“Consolidated CERC Subsidiary” means at any date any CERC Subsidiary or other entity the accounts of which would be consolidated with CERC in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Hedging Exposure” means, at any time with respect to all applicable Swap Agreements to which CERC or a CERC Subsidiary is a counterparty, the aggregate consolidated net exposure of CERC or such CERC Subsidiary under all such agreements on a marked to market basis in accordance with GAAP.

“Designated CERC Senior Debt” means any CERC Senior Debt (i) that, at the date of determination, has an aggregate principal amount outstanding of, or under which the holders thereof are committed to lend up to, at least $100,000,000 or (ii) designated by CERC at the time of issuance thereof as Designated CERC Senior Debt for purposes of the Subordinated Guarantee of Collection.

“GAAP” means generally accepted accounting principles in effect from time to time.

“Indebtedness” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding accounts payable and trade payables), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (d) all Capitalized Lease Obligations in accordance with Accounting Principles, (e) all reimbursement obligations, contingent or otherwise, outstanding under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (f) unless otherwise cash collateralized, Consolidated Hedging Exposure, (g) indebtedness of the type described in clauses (a) through (f) above secured by any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement) on property or assets of such Person, whether or not assumed (but in any event if such indebtedness is not assumed or guaranteed, the amount constituting Indebtedness under this clause will not exceed the fair market value of the property or asset subject to such security interest), (h) all direct guarantees of Indebtedness referred to in clauses (a) through (f) above of another Person, and (i) all Off Balance Sheet Indebtedness of such Person. For the purpose of determining “Indebtedness,” any particular Indebtedness will be excluded if and to the extent that (1) the necessary funds for the payment, redemption or satisfaction of that Indebtedness (including, to the extent applicable, any associated prepayment penalties, fees or payments and such other amounts required in connection therewith) have been irrevocably deposited with the proper depositary in trust or (2) the holder or beneficiary of such Indebtedness is an affiliate of CERC.

“Off Balance Sheet Indebtedness” means, with respect to any Person, (a) any repurchase obligation or repurchase liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any obligations under Synthetic Leases or (d) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person. As used herein, “Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Property” of a Person means any and all right, title and interest of such Person in or to property, whether real, personal, tangible, intangible, or mixed.

“Swap Agreements” means any agreement with respect to any swap, forward, future or other derivative transaction or option or similar agreement entered into by CERC or any of its Subsidiaries in order to provide protection to CERC and/or its Subsidiaries against fluctuations in future interest rates, currency exchange rates or commodity prices.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes initially will be issued in registered, global form (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered certificated form except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of certificated notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. None of the Company, CERC or the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company, CERC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for certificated notes, and to distribute such notes to its Participants. Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, CERC, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, exchange note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believes to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes

The Company will issue certificated notes in registered definitive form to each person that DTC identifies as the beneficial owner of the notes represented by Global Notes upon surrender by DTC of the Global Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days;

(2)	the Company, at its option but subject to DTC’s requirements, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes, and DTC requests the issuance of certificated notes.

Neither the Company nor the trustee will be liable for any delay by DTC, its nominee or any Participant or Indirect Participant in identifying the beneficial owners of notes and the Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to the exchange of outstanding notes for the corresponding series of exchange notes and the ownership and disposition of the exchange notes by a beneficial owner who purchased the outstanding notes on original issuance at the first price, which we refer to as the “issue price,” at which a substantial portion of the notes were sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. As used in this summary, the term “notes” means the outstanding notes and the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions now in effect, all of which are subject to change possibly with retroactive effect. Except as specifically set forth herein, this summary deals only with outstanding notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to address all federal income tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as banks, insurance companies or other financial institutions, dealers in securities or foreign currencies, tax-exempt investors, or persons holding the outstanding notes as part of a hedging transaction, straddle, conversion transaction, or other integrated transaction.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. As such, there can be no assurance that the IRS will agree with such statements and conclusions.

All persons that exchange outstanding notes for the corresponding series of exchange notes in the exchange offer are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange offer.

Exchange of Notes

The exchange of the outstanding notes for the corresponding series of exchange notes in the exchange offer should not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for the corresponding series of exchange notes should not be a taxable event to a holder for U.S. federal income tax purposes. Moreover, the exchange notes should have the same tax attributes as the outstanding notes exchanged therefor.

Potential Contingent Payment Debt Treatment

In certain circumstances described under “Description of Exchange Notes—Optional Redemption” we may be obligated to make payments on the exchange notes in excess of stated interest and principal. We intend to take the position that the possibility that such additional amounts will be paid (and any other additional amounts we may have been obligated to pay with respect to the outstanding notes) does not cause the exchange notes to be treated as contingent payment debt instruments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be made. Assuming such position is respected, our determination is binding on a holder, unless such holder explicitly discloses a contrary position to the IRS in the manner prescribed by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the exchange notes. Holders should consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the exchange notes and the consequences thereof. The remainder of this discussion assumes the exchange notes are not contingent payment debt instruments.

Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of the notes who or that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

A U.S. Holder will be required to include stated interest in his, her, or its income as ordinary income in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Market Discount and Amortizable Bond Premium

If you purchased your outstanding notes at a price other than their issue price, the market discount or amortizable bond premium rules may apply to your exchange notes. You should consult your tax advisor regarding this possibility.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than for exchange notes, pursuant to this exchange offer), redemption, retirement, or other taxable disposition of a note to the extent of the difference between:

•	the sum of the cash and the fair market value of any property received on such disposition (except to the extent attributable to accrued and unpaid interest on the note, which generally will be taxed as ordinary income to the extent not previously recognized as ordinary income), and

•	such U.S. Holder’s adjusted tax basis in the note.

A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note. A U.S. Holder’s gain or loss recognized on the disposition of a note generally will be capital gain or loss, assuming the holder held the note as a capital asset, and will be long-term capital gain or loss if, at the time of such disposition, such U.S. Holder has held the note for more than one year. In the case of a non-corporate U.S. Holder, long-term capital gains are currently subject to preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS with respect to interest paid to non-exempt U.S. Holders. Non-exempt U.S. Holders may be subject to backup withholding tax with respect to interest paid on the notes or with respect to proceeds received from a disposition of the notes. A U.S. Holder will be subject to backup withholding if not otherwise exempt and the U.S. Holder:

•	fails to furnish such U.S. Holder’s taxpayer identification number, or “TIN”, which for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS of a failure to properly report payments of interest; or

•	fails to certify, under penalties of perjury, that such U.S. Holder has furnished a correct TIN and that the IRS has not notified the U.S. Holder that he or she is subject to backup withholding.

Backup withholding is not an additional tax; any withheld amounts generally may be credited against a U.S. Holder’s U.S. federal income tax liability and that U.S. Holder may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following applies only if you are a Non-U.S. Holder. For purposes of this discussion, and except as otherwise modified for U.S. federal estate tax purposes, a “Non-U.S. Holder” means a beneficial owner of the notes that is an individual, a corporation, a trust or an estate and that is not a U.S. Holder.

Payments of Interest

U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest (as determined above) on the notes under the “portfolio interest” exception of the Code provided that:

(i) the Non-U.S. Holder, as beneficial owner,

(a) does not actually or constructively own 10% or more of our capital or profits interests;

(b) is not a “controlled foreign corporation” that is related to us actually or constructively through equity ownership; and

(c) is not a “bank” receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

(ii) the interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if an income tax treaty applies to such Non-U.S. Holder, such interest payments are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); and

(iii) the Non-U.S. Holder, as beneficial owner, satisfies the applicable certification requirement.

The certification requirement is generally satisfied if the beneficial owner of a note certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a U.S. person and provides his, her or its name and address, and

•	such beneficial owner timely files the IRS Form W-8BEN or IRS Form W-8BEN-E with the withholding agent; or

•	in the case of notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the withholding agent with a copy thereof and otherwise complies with the applicable certification requirements.

The gross amount of any payment of interest on a Non-U.S. Holder’s note that does not qualify for the portfolio interest exception will be subject to withholding of U.S. federal income tax at the rate of 30% unless (i) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if an income tax treaty applies and such interest is attributable to a U.S. permanent establishment or fixed base) of such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form) (see “Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a United States Trade or Business”).

Sale, Exchange or Other Disposition of the Notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, or other disposition of the notes generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base (see “Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a United States Trade or Business”), or

•	the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

Income or Gain Effectively Connected with a United States Trade or Business

Interest on a note or gain from the sale, exchange or other disposition of the note that is effectively connected with a trade or business conducted within the United States of a Non-U.S. Holder generally will be subject to U.S. federal income tax on a net basis at regular graduated rates in the same manner as to a U.S. Holder (see “Consequences to U.S. Holders” above). Non-U.S. Holders eligible for the benefits of an income tax treaty between the United States and such Non-U.S. Holder’s country of residence will be subject to U.S. federal net income tax in the manner specified by the treaty and generally will only be subject to such tax if such income or gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained in the United States by such Non-U.S. Holder (and such Non-U.S. Holder claims the benefit of the treaty). Non-U.S. Holders receiving interest on the notes subject to tax on the net income basis described above are required to report the interest on a U.S. tax return for the year and generally will not be subject to withholding provided that Non-U.S. Holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI).

In the case of a foreign corporation that is engaged in a U.S. trade or business, effectively connected income also may be subject to the branch profits tax. The branch profits tax generally is imposed on the deemed repatriation (the “dividend equivalent amount”) from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty). For purposes of the branch profits tax, interest on a note and gain recognized on the disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

The payment of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported by us to the IRS and the interest recipient.

The gross proceeds from the disposition of notes may be subject to information reporting. Payments of the proceeds of a sale of notes to or through a U.S. broker are subject to information reporting unless the Non-U.S. Holder disposing of the note provides an IRS Form W-8BEN or IRS Form W-8BEN-E certifying under penalties of perjury that such Non-U.S. Holder is not a United States person or otherwise establishes an exemption. Sales proceeds paid to Non-U.S. Holders outside the United States on dispositions through a non-U.S. office of a non-

U.S. broker generally are not subject to U.S. backup withholding and information reporting requirements. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if notes are sold through a non-U.S. broker that is a “U.S. Related Person.” A “U.S. Related Person” is (i) a U.S. person (within the meaning of the Code); (ii) a foreign person that derives 50% or more of its gross income for certain period from activities that are effectively connected with the conduct of a trade or business in the United States; (iii) a controlled foreign corporation for U.S. federal income tax purposes; or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons which engages in a U.S. trade or business. Payment of the proceeds on a disposition of a note by a Non-U.S. Holder made to or through a U.S. broker or U.S. Related Person generally will not be subject to backup withholding, but will be subject to information reporting, unless (i) such Non-U.S. Holder certifies its non-U.S. status on IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) signed under penalty of perjury, or (ii) such U.S. broker or U.S. Related Person has documentary evidence in its records as to the non-U.S. status of such Non-U.S. Holder and has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person.

Any information reported to the IRS under the requirements described above may also be made available to the tax authorities in the country in which a Non-U.S. Holder is resident under the provisions of an applicable income tax treaty or other agreement.

Non-U.S. Holders may be subject to backup withholding similar to U.S. Holders with respect to interest paid on the notes or with respect to proceeds received from a disposition of the notes (see “Consequences to U.S. Holders—Information Reporting and Backup Withholding”) unless the Non-U.S. Holders properly certify under penalties of perjury their foreign status and certain other conditions are met or such Non-U.S. Holders otherwise establish an exemption.

Backup withholding is not an additional tax but, rather, is a method of tax collection. Any withheld amounts generally may be credited against a Non-U.S. Holder’s U.S. federal income tax liability and that Non-U.S. Holder may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption from backup withholding, if available.

U.S. Federal Estate Tax

Notes beneficially owned by an individual who is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) at the time of such individual’s death will generally not be included in the decedent’s gross estate for United States federal estate tax purposes if any payment of interest on the notes to the holder would be eligible for the exemption from the 30% United States federal withholding tax described in the first paragraph of “Payments of Interest” above (without regard to the certification requirement).

Unearned Income Medicare Contribution Tax

Certain holders who are individuals, estates or trusts are required to pay a 3.8% unearned income Medicare contribution tax on, among other things, interest on and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. Holders should consult their tax advisors regarding the effect, if any, on their ownership and disposition of the notes.

PLAN OF DISTRIBUTION

The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the corresponding series of outstanding notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Enable or, with respect to the 2019 exchange notes and the 2024 exchange notes, CERC, within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.

All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the outstanding notes to be exchanged for the corresponding series of exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, (x) for a period ending upon the earlier of (i) 180 days after the date the registration statement is declared effective, subject to extension under limited circumstances, or (ii) when broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will use commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the outstanding notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

Any broker-dealer that held outstanding notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of outstanding notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the outstanding notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The combined and consolidated financial statements of Enable Midstream Partners, LP and subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from the Enable Midstream Partners, LP Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined and consolidated financial statements of Enable Midstream Partners, LP from the historical accounting records maintained by CenterPoint Energy, Inc. and its subsidiaries), which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of CenterPoint Energy Resources Corp. and subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from the CenterPoint Energy Resources Corp. Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.enablemidstream.com. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to the documents containing such information. Information incorporated by reference is considered to be part of this prospectus, except that any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other document subsequently filed with the SEC that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the exchange offer described in this prospectus is completed or is otherwise terminated, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2015;

•	our current reports on Form 8-K (in each case to the extent filed and not furnished) filed on January 7, 2015, January 26, 2015, March 13, 2015, April 24, 2015, May 4, 2015, May 6, 2015 (regarding the reappointment of Peter B. Delaney as chairman of the board of directors of Enable GP, LLC, the general partner of Enable Midstream Partners, LP), May 11, 2015, June 1, 2015, June 3, 2015 and June 19, 2015;

•	the consolidated financial statements and related financial statement schedule of CERC and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 contained in CERC’s annual report on Form 10-K for the year ended December 31, 2014 filed on March 11, 2015; and

•	the consolidated financial statements and related financial statement schedule of CERC and subsidiaries as of March 31, 2015 contained in CERC’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 filed on May 13, 2015.

All filings made by us with the SEC pursuant to the Exchange Act (excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference) after the date of this registration statement and prior to the effectiveness of this registration statement shall also be deemed incorporated by reference into this prospectus.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Ave., Suite 150

Oklahoma City, OK 73102

Attention: Investor Relations

Telephone: (405) 558-4600

Until                     , 2015 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Enable Midstream Partners, LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. We will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events.

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Enable GP, LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

•	any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person designated by our general partner.

Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

CenterPoint Energy Resources Corp.

Section 145 of the General Corporation Law of Delaware (the “DGCL”) gives corporations the power to indemnify officers and directors under certain circumstances.

Article V of the By-Laws of CERC Corp. provides for indemnification of officers and directors to the extent permitted by the DGCL. CERC Corp. also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Article Ninth of CERC Corp.’s Certificate of Incorporation adopted the provision of Delaware law limiting or eliminating the potential monetary liability of directors to CERC Corp. or its stockholders for breaches of a director’s fiduciary duty of care. However, the provision does not limit or eliminate the liability of a director for disloyalty to CERC Corp. or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under section 174 of the DGCL.

Article Ninth of CERC Corp.’s Certificate of Incorporation also provides that if the DGCL is subsequently amended to authorize further limitation or elimination of the liability of directors, such subsequent limitation or elimination of director’s liability will be automatically implemented without further stockholder action. Furthermore, repeal or modification of the terms of Article Ninth will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. Reference is made to the Index of Exhibits filed as part of this registration statement.

(b) Financial Statement Schedules. All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of that registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibits not incorporated by reference to a prior filing are designated by a cross (+); all exhibits not so designated are incorporated by reference to a prior filing as indicated.

Exhibit Number	Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

2.1	Master Formation Agreement dated as of March 14, 2013 by and among CenterPoint Energy, Inc., OGE Energy Corp., Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC	Registrant’s registration statement on Form S-1, filed on November 26, 2013	File No. 333-192545	Exhibit 2.1

3.1	Certificate of Limited Partnership of CenterPoint Energy Field Services LP, as amended	Registrant’s registration statement on Form S-1, filed on November 26, 2013	File No. 333-192545	Exhibit 3.1

3.2	Second Amended and Restated Agreement of Limited Partnership of Enable Midstream Partners, LP	Registrant’s Form 8-K filed April 22,2014	File No. 001-36413	Exhibit 3.1

3.3	Certificate of Incorporation of Reliant Energy Resources Corp. (“RERC Corp.”)	CERC’s Form 10-K for the year ended December 31, 1997	File No. 1-3187	Exhibit 3(a)(1)

3.4	Certificate of Merger merging former NorAm Energy Corp. with and into HI Merger, Inc. dated August 6, 1997	CERC’s Form 10-K for the year ended December 31, 1997	File No. 1-3187	Exhibit 3(a)(2)

3.5	Certificate of Amendment changing the name to Reliant Energy Resources Corp.	CERC’s Form 10-K for the year ended December 31, 1998	File No. 1-3187	Exhibit 3(a)(3)

3.6	Certificate of Amendment changing the name to CenterPoint Energy Resources Corp.	CERC’s Form 10-Q for the quarter ended June 30, 2003	File No. 1-13265	Exhibit 3(a)(4)

3.7	Bylaws of RERC Corp.	CERC’s Form 10-K for the year ended December 31, 1997	File No. 1-3187	Exhibit 3(b)

4.1	Indenture, dated as of May 27, 2014, between Enable Midstream Partners, LP and U.S. Bank National Association, as trustee.	Registrant’s Form 8-K filed May 29, 2014	File No. 001-36413	Exhibit 4.1

4.2	First Supplemental Indenture, dated as of May 27, 2014, by and among Enable Midstream Partners, LP, CenterPoint Energy Resources Corp., as guarantor, and U.S. Bank National Association, as trustee	Registrant’s Form 8-K filed May 29, 2014	File No. 001-36413	Exhibit 4.2

4.3	Registration Rights Agreement, dated as of May 27, 2014, by and among Enable Midstream Partners, LP, CenterPoint Energy Resources Corp., as guarantor, and RBS Securities Inc., Merrill Lynch, Pierce, Fenner	Registrant’s Form 8-K filed May 29, 2014	File No. 001-36413	Exhibit 4.3

Exhibit Number	Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

& Smith Incorporated, Credit Suisse Securities (USA) LLC, and RBC Capital Markets, LLC, as representatives of the initial purchasers

+5.1	Opinion of Baker Botts L.L.P.

+12.1	Computation of ratio of earnings to fixed charges

+23.1	Consent of Deloitte & Touche, LLP with respect to Enable Midstream Partners, LP

+23.2	Consent of Deloitte & Touche, LLP with respect to CenterPoint Energy Resources Corp.

+23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

+24.1	Power of Attorney (included on the signature page hereof)

+25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture

+99.1	Form of Letter of Transmittal

+99.2	Form of Notice of Guaranteed Delivery

+99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

+99.4	Form of Letter to Clients

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Enable Midstream Partners, LP, as Registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on June 30, 2015.

ENABLE MIDSTREAM PARTNERS, LP

By:	Enable GP, LLC,
its General Partner

By:	/s/ Peter B. Delaney
Name:	Peter B. Delaney
Title:	President and Chief Executive
Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark C. Schroeder and J. Brent Hagy, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power or substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the SEC, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

ENABLE GP, LLC, as the general partner of ENABLE MIDSTREAM PARTNERS, LP

Signature	Title	Date

/s/ Peter B. Delaney Peter B. Delaney	President and Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2015

/s/ Rodney J. Sailor Rodney J. Sailor	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 30, 2015

/s/ Tom Levescy Tom Levescy	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	June 30, 2015

/s/ Alan N. Harris Alan N. Harris	Director	June 30, 2015

/s/ C. Scott Hobbs C. Scott Hobbs	Director	June 30, 2015

/s/ Peter H. Kind Peter H. Kind	Director	June 30, 2015

/s/ Scott M. Prochazka Scott M. Prochazka	Director	June 30, 2015

/s/ Sean Trauschke Sean Trauschke	Director	June 30, 2015

/s/ Gary L. Whitlock Gary L. Whitlock	Director	June 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, CenterPoint Energy Resources Corp., as Registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 30, 2015.

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Scott M. Prochazka
Name:	Scott M. Prochazka
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints William D. Rogers and Dana C. O’Brien, and each of them, any of whom may act without the joinder of the other, as his or her lawful attorneys-in-fact and agents, with full power or substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the SEC, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Scott M. Prochazka Scott M. Prochazka	President, Chief Executive Officer and Director (Principal Executive Officer and Sole Director)	June 30, 2015

/s/ William D. Rogers William D. Rogers	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 30, 2015

/s/ Kristie L. Colvin Kristie L. Colvin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 30, 2015